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                                                              EXHIBIT 23.1



            CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of TriQuint Semiconductor, Inc. on Form S-8 (File Nos. 33-75464, 333-02166, 333-08891, 333-08893 and 333-31585) of our report dated February 27, 1998 on our audit of the statement of assets to be acquired and liabilities to be assumed of the MMIC Business of Raytheon TI Systems, Inc. as of December 31, 1997 and the related statement of direct revenues and direct operating expenses for the year then ended, which report is included in this Current Report on Form 8-K of TriQuint Semiconductor, Inc.

/s/ Coopers & Lybrand L.L.P.

Dallas, Texas
March  27, 1998